EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 2, 2005, accompanying the consolidated financial statements and schedule included in the Annual Report of Irvine Sensors Corporation on Form 10-K for the year ended October 2, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Irvine Sensors Corporation on Forms S-8 (Nos. 2-85501, 333-72201, 333-94071, 333-68846, 333-73894, 333-76756, 333-102284, 333-105066, 333-115283 and 333-124868) and Forms S-3 (Nos. 333-45269, 333-32758, 333-44026, 333-58816, 333-91370, 333-105064, 333-107865, 333-109926, 333-111942 and 333-117167).

/s/ Grant Thornton LLP

Irvine, California

December 2, 2005